EXHIBIT 99

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: April 21, 2005
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC ANNOUNCES SETTLEMENT OF OVERTIME PAY
CLASS ACTION LAWSUIT

          EL SEGUNDO, Calif., April 21 - Computer Sciences Corporation (NYSE: CSC) today announced the settlement of an overtime pay class action lawsuit against the company. Under the agreement, which was preliminarily approved today by the U.S. District Court of the Central District of California, approximately 30,000 current and former employees will be entitled to make claims from the $24 million settlement.

          After application of a previously established accrual, a one-time pre-tax charge of $14 million, or 5 cents per share, which was not included in CSC's prior guidance, will be recorded in the fourth quarter, ended April 1, 2005.

          Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 79,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $13.9 billion from continuing operations for the 12 months ended Dec. 31, 2004. For more information, visit the company's Web site at www.csc.com.

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